Exhibit 99.1

Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Contact: Dave Prichard 608.278.6141

Spectrum Brands Holdings Completes Acquisition of FURminator®,

Global Leader in Branded Dog and Cat Grooming Products

Madison, WI, December 22, 2011 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company with market-leading brands, announced today its United Pet Group (UPG) subsidiary has completed the acquisition of FURminator®, the leading worldwide provider of branded and patented deshedding products to the pet industry, from HKW Capital Partners III, L.P. and the other shareholders. A definitive agreement to acquire FURminator was announced on December 6.

“FURminator is an outstanding addition to UPG and its broad companion animal product portfolio, giving us the global leadership position in the large and growing $200 million dog and cat grooming category,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “This accretive acquisition, which will enhance our margins, offers major revenue growth opportunities as well as manufacturing, supply chain and distribution synergies which we expect to quickly realize over the next 12 to 18 months.”

Founded in 2002 and with annual revenues of nearly $40 million, FURminator markets professional quality dog and cat products for the worldwide grooming tools and accessories category using two brands: FURminator® in the North American pet channel and internationally and FurGOpet® in the North American mass merchandise channel.

“FURminator is an ideal fit with our stated strategy to seek synergistic, bolt-on acquisitions that expand our product line with strong, complementary brands in growing categories, increase and extend our market penetration, and provide for manufacturing and distribution synergies,” Mr. Lumley said.

“FURminator will help advance our dual strategy,” he continued, “of accretive, bolt-on acquisitions and a resulting faster rate of debt reduction and deleveraging in fiscal 2012 and 2013 from the growth these acquisitions provide.”

About United Pet Group

Based in Cincinnati, Ohio and with fiscal 2011 net sales of $579 million, United Pet Group, Inc. is a subsidiary of Spectrum Brands Holdings, Inc., and is the leading manufacturer of consumer products for the pet supply markets globally. United Pet Group provides its customers with innovative products of outstanding quality for pet owners, including dogs, cat, birds, small animals, fish and reptiles. Its brands —Tetra®, Marineland®, Nature’s Miracle®, Dingo® — are well recognized by consumers for delivering exceptional value and trusted results. United Pet Group’s passion and longstanding commitment to quality and value has earned the confidence of its global retail partners, who count on United Pet Group to deliver innovative and highly profitable products, customized solutions and merchandising excellence. For more information, visit www.unitedpetgroup.com.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Varta®, Remington®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and Hot Shot®. Spectrum Brands Holdings’ products are sold by the world’s top 25 retailers and are available in more than one million stores in approximately 130 countries. Headquartered in Madison, Wisconsin, Spectrum Brands Holdings reported net sales of approximately $3.2 billion in fiscal 2011. For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as expected sales, adjusted EBITDA, other measures of financial performance, and the financial impact of the FURminator acquisition may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and its acquired companies, including FURminator, Russell Hobbs and other acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings’ and Spectrum Brands’ securities filings, including their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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